WidePoint Corporation
Fourth Quarter 2009 Earnings Conference Call
March 31, 2010

Operator:                      Good afternoon, ladies and gentlemen.  Thank you for standing by and welcome to the WidePoint Corporation Fourth Quarter 2009 Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone. Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, March 31, 2010.

I would now like to turn the conference over to Brett Moss, of Hayden IR.  Please go ahead, sir.

Brett Moss:                   Thank you, Operator, and good afternoon (inaudible) participants on WidePoint’s fourth quarter and full year 2009 financial results conference call.

With me today are WidePoint’s Chairman and CEO, Steve Komar, and Financial Officer, Jim McCubbin.  Steve will provide an overview of the quarter and the full year 2009 results.  And Jim will provide additional financial details.  Then we will open the call to questions from participants.

I begin by reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described at the time and registrations, statements, reports and other periodic reports filed with the Securities and Exchange Commission.  All statements other than statements of historical facts which address the Company’s expectations for its future with respect to financial performance or operating strategies can be identified as forward-looking statements.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties that are subject to change based upon various factors, many of which are beyond the Company’s control.  We caution investors that these forward-looking statements speak only as of to the date hereof.   The Company hereby expressly disclaims any obligation or undertaking to release publically any update or revisions to any such statements to reflect any changes in the Company’s expectations or any changes in events, conditions or circumstance on which our statements were based.

I’d like to now turn the call over to WidePoint’s Chairman and Chief Executive Officer, Steve Komar, for opening remarks.  Steve, the floor’s yours.

Steve Komar:                Thank you, Brett.  And good day to everyone who has joined us today.  On behalf of the WidePoint management team, I’d like to welcome you to our year end 2009 investor call and to thank you for your commitment and continued interest in our business-building efforts.  Today it’s my pleasure to report that the fourth quarter of 2009 was our fifth consecutive quarter of increasing revenue and improvement in both operating and net income.  This represents a strong ending to a very solid year for WidePoint.

We believe we have reached a turning point in the evolution of our business and our business model.  In 2009, we demonstrated that we can leverage our fixed infrastructure so that more of each additional dollar in revenue passes through to gross profit and to net income. You can see this from the year-to-year increase in our gross margin to 21.9% from 18.6% and also from the 2.5 million improvement in net income, from a 2008 loss to a 1.4 million profit on a 7.8 million increase in revenue.  If you think about that, that equates to a 35% drop-through of each incremental dollar straight to the bottom line.  But equal importance is our belief that we will meaningfully continue to grow our revenue performance in 2010 and beyond.

In addition to our ongoing organic growth initiatives, we have already identified or are bidding on projects that, assuming a reasonable degree of success, should enable us to grow 20 to 30% on the revenue line for the full year of 2010, with additional improvements to our current net margin performance.

I will leave the bulk of the financial dynamics to the Jim, but I do want to just highlight that for the year we grew revenue by 22.4%.  This year-over-year organically-driven growth came primarily in our two lead segments, wireless mobility management and cyber security solutions, as we expanded our marketing efforts and as various federal government agencies continue to sponsor and expand their programs in our target sectors.  Our track record of long-term support to many of our customers, when combined with our industry-recognized technical expertise, positions us well to successfully bid on follow-on contracts and in competing for new program opportunities from both our existing and new customers.

As a case in point, we increased revenues from all three of our top customers in 2009.  Revenues from the Department of Homeland Security increased to 22% from 20% year-over-year.  And revenues from the Washington headquarters service of the Department of Defense increased to 18% from 14%.  Our transportation security administration revenues increased to 9.5 million from 9.2 million last year.  This continuing performance, coupled with our increased focus on sales and marketing initiatives which we talked about on our last call, is setting the stage for a very satisfying 2010.

When we look at the environmental and market factors that we believe will drive our growth in 2010 and beyond, we begin with the rising hue and cry associated with security breach and identity theft.  In past years, the market place’s response to such stimulation has been diluted or disappointing.  Today, based both upon increased awareness of national security issues and rising consumer insistence, combined with government prioritization and the funding now evident in our daily activity levels, we expect this to be a breakout year for our identity assurance product and services.  On the other hand, constrictions in a number of 2010 government agency budgets are forcing CFOs and CIOs to seek more cost-effective delivery of their support environments.  Here, too, we are well positioned to penetrate new client agencies with our cost-effective nuisance avoidance mobile wireless solutions and services.

And finally, based upon a number of early-stage successes, we believe that we will establish meaningful market penetration of selected commercial markets with both our security and wireless offerings.

We’ve also committed ourselves to strengthening our underlying infrastructure so we can develop these new marketing channels, support expanded customer relationships, and to penetrate other federal, state, and local agencies with which we have not yet been engaged.

Summarizing on our last call, we talked about our focus on optimizing organic growth and achieving higher profit from our current contracts, and this result is now reflected in our improved gross profit and operating income throughout the year just ended.  We also talked about strategically acquiring technology and solutions to continue to expand our segment offerings.  I’m pleased to let you know that we’ve made progress on this front, as well.

Immediately subsequent to our 2009 year end, WidePoint acquired a software and services solutions business which had operated as the government’s services division of VUANCE, Incorporated. The transaction included VUANCE’s identity assurance and priority resource management solutions, as well as crime scene management and information protection offerings.  This suite of solutions is offered primarily to state and local government agency markets and has the effect of immediately expanding WidePoint’s presence and reach into this new vertical market within the government sector.  We have a familiarity with this market, as we have been a provider of credentialing services to this business in past first responder contracting opportunity.  This new capability improves our ability to meet the accelerating demands from the Department of Homeland Security, as well as broadening our penetration of state and local first responder markets across the country.  We’re excited about this acquisition and believe we’re building a business segment here that will contribute to stronger performance in the coming quarters.  Right now, it remains modest; it is not profitable as of this moment.  Though we’ve assembled the right pieces with solid leadership, and we believe this unit will contribute positively and meaningfully to our consolidated bottom line in 2010.

With that, I’d like to turn the call over to Jim McCubbin, our Chief Financial Officer, for a more in-depth discussion of our financial results.  Jim?

Jim McCubbin:            Thanks, Steve.  And everyone, thank you for joining us on our call today.  As Steve has already mentioned, we have just completed a solid and profitable year.  Most of our financial metrics continued to improve in 2009, which demonstrates that the growth and profitability strategy we have been pursuing is beginning to develop the momentum that we were expecting.

In 2009, we witnessed a financial inflection point, the point that demonstrated that as we grew revenues, that those additional revenues would, and in fact, did drive growth in margins, allowing us to recognize efficiencies and grow our operational profitability.  This point allows us to drive growth in working capital, shareholders’ equity, as well as shareholder value throughout the enterprise.

Net revenues for the full year ended December 31st 2009, increased 7.8 million, or 22.4%, to 43.3 million compared to 35.5 million for last year’s comparable period.  Our wireless mobility management segment experienced full year revenue growth of approximately 30%, with revenues increasing approximately 6.3 million from 21 million for the year ended December 31st 2008, so approximately 27.3 million for the year ended December 31st 2009.  This growth was primarily the result of continuing adoption expansion of the Company services with the US Federal Government agencies it presently represents, bolstered by the addition of several additional agencies that awarded the Company contracts in 2009.

Our cyber security solutions grew by approximately 50%, with revenues increasing approximately 1.9 million from 3.8 million for the year ended December 31st 2008, to approximately 5.7 million for the year ended December 31st 2009.  This growth occurred primarily as a result of the continued adoption and expansion of several programs supported by various US Federal Government agencies.  This overall growth, though, was offset by a slight 4% decrease, or approximately $300,000 decrease, from the consulting services segment.  This decrease from approximately 10.7 million for the year ended December 31st 2008, to approximately 10.4 million for the year ended December 31st 2009, was primarily due to a reduction in revenues associated with some of our software reselling activities that was not fully offset by increases we witnessed in other consulting services during the fourth quarter of 2009.  This segment does have lower margins and greater quarter-to-quarter volatility than our other segments.  But given the decrease that we witnessed, we still managed to improve our operational profitability for this segment over the comparative periods.

For the full year, gross profit increased approximately 44% to 9.5 million, representing 22% gross margins, approximately, compared to gross profit of 6.6 million, or approximately 18% gross margins, in the same period last year.  The overall revenue increase led to margin growth, as we have realized economies of scale within our two managed service offerings that Steve has discussed earlier.

Cost of the sales as a percentage of revenues decreased due to a greater mix of higher margin services offered by the Company’s wireless mobility management and cyber security segments compared to the Company’s overall revenue mix, as we had led all of you to believe it would.  This performance validates the progress Steve mentioned, as we reached the inflection point in our business where we can expand our profitability as we grow revenue.  We expect a similar or perhaps better expansion of our profitability during 2010, both in our cyber security business and our overall consolidated businesses, as well.

Total operating expenses were 7.8 million, or 18% of revenues, for the full year ended December 31st 2009, as compared to 7.3 million, or approximately 21% of revenue, for the year ago period.  As a result of the increased revenues, expanding gross profits, and reduced expenses as a percentage of sales, WidePoint generated higher operating and net income for the year.  Operating income was approximately 1.7 million compared to an operating loss of approximately 700,000 in the same period last year.  Net income was approximately 1.4 million, or $0.02 per basic and deluded share, compared to a loss of 1.1 million, or $0.02 loss per basic and deluded share, in the year ago period of 2008.

Looking at the fourth quarter, net revenue for the 3 months ended December 31st 2009, increased approximately 1.3 million, or 12.5%, to 11.4 million from 10.2 million in last year’s comparable period.  This was primarily due to growth in the wireless mobility management and cyber security solutions segments.  Gross profit for the three months was 2.6 million, or at 22.5% gross margin, compared to 2.4 million, or 23.2% gross margin, in the comparable period.  Gross margin decreased 70 basis points as a result of the Holidays and some consultants waiting for delayed projects to start that slipped from December to January 2010.

Total operating expenses increased 6.7% to 2 million for the quarter ended December 31st 2009, compared to 1.9 million for the year ago period.  Operating expenses as a percentage of sales, however, declined 90 basis points to 17.5% from 18.4% in the year ago period.  Selling, general and administrative expenses for the fourth quarter were approximately 318,000, or 2.8% of revenue, compared to approximately 226,000, or 2.2% of revenue, for the year ago quarter, and this reflects WidePoint’s increased sales and marketing focus into the federal marketplace.  Overall, we held total operating expenses in check, and they were relatively flat for the quarter over the year ago period.  This led to improved operating and net margins, despite the higher cost of revenue, and continues to demonstrate the leverage in our operating model.

WidePoint reported operating income of approximately 580,000 in the fourth quarter, up approximately 18% compared to operating income of approximately 490,000 in the fourth quarter of last year.  Net income was approximately 515,000.

Our balance sheet also continued to strengthen, with working capital for the year growing 45% to approximately 4 million from 2.7 million, and shareholders’ equity was up 14.1%, or approximately 2 million, to 14.8 million from 12.7 million.  The Company generated approximately 5.7 million in operating cash flow for the year ended December 31st 2009, and had 6.2 million in cash and cash equivalents as of December 31st 2009, compared to 4.4 million in cash and cash equivalents at December 31st 2008.

Steve also touched upon our acquisition of VUANCE’s software and services solutions business relating to its government service division.  We expect this asset purchase to be accretive to WidePoint during 2010 and anticipate it will result in somewhere in the range of 4 million to 6 million in incremental revenue for WidePoint starting in 2010 with a 100% payback on invested capital within less than one year.

For 2009, our stated goals were to grow revenue by 20 to 30%, expand our profitability, and report GAAP net income for each quarter.  We achieved each of these goals.  For 2010, we expect to again increase consolidated revenues by 20 to 30%, expand gross margins and operating margins, generating gross margins in the range of 22 to 26% and operating margins in the range 6 to 8%, maintain or decrease selling, G&A costs as a percentage of total revenue, and therefore, grow our net income.  As Steve mentioned, we have already identified or are bidding on the projects necessary to achieve these goals.  And we believe additional upside exists which could potentially allow us to actually exceed these aggressive targets for all of 2010.

Apart from the financials, I would also like to address our investor relations initiatives.  In the beginning of this year, we initiated some changes to our investor relations efforts to bolster WidePoint’s awareness in the financial community.  We retained Hayden IR as a first step, and we have laid the groundwork to increase investor awareness in WidePoint through a series of non-deal roadshows, conferences and calls.  During the second quarter of 2010, we will be reaching out to new investors through a series of non-deal roadshows, with the first starting in Boston and New York next week, while we’ll also be attending several conferences in May and June, including the B. Riley conference, the Sidoti conference, and the Nobel conferences.  We believe as we demonstrate the potential of WidePoint to a greater audience throughout the US, we can grow the awareness of WidePoint to a new and larger audience.

With that, I’d like to turn it back to Steve for final comments before we open up the call to questions.

Steve Komar:                Thank you, Jim.  Thanks for that very comprehensive review and comforting financial results and comments in regard to our investor relations program, which is a focus for us in 2010.

I do believe WidePoint is on very solid ground as we enter the year, and I’d like to reiterate where we see the source of our revenue growth and how we’ll achieve continued and accelerating profitability.  We are primarily focused on growing our government sector and commercial market business and wireless mobility management and cyber security services segments.  We intend to do that by expanding our customer base, targeting high growth segments of the market, and solidifying our infrastructure to support this growth, with an emphasis on attracting, training, and retaining highly skilled professionals.  Our long-term relationships with our customers and our reputation within the Department of Defense, Department of Homeland Security, and other government agencies and a growing list of corporate clients provides significant leverage with which to attract new customers, as well as cross-selling our expanding array of solutions to our existing customers.  We believe the projected growth in government IT spending, combined with its policy of more selective outsourcing of processes, including identity assurance management services and wireless mobility telecom expense management services, will offer additional opportunities for our delivery of advanced technology and information systems solutions.

In addition, we will continue to selectively pursue strategic acquisitions of businesses that can cost-effectively broaden our expertise and service offerings, as well as allow us to establish new customer relationships or penetrate adjoining markets in situations where we can leverage our reputation, core competencies, and experienced management team.

Two thousand nine was a decisive year that saw us increase our revenues, improve our financial metrics, regain our profitability and strengthen our balance sheet.  We exited the year with renewed vigor, enthusiasm, and focus, buzz words but true, and look forward to continuing to execute our business strategy throughout 2010.

Thank you for your attention.  And now if I can refer to the Operator, Alicia if you could help us out we’d like to open the call to questions from our listeners.

Operator:                       Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please the star, followed by the one on your touchtone phone.   If you would like to withdraw your question, press the star, followed by the two.  And if you are using speaker equipment, you will need to lift the handset before making your selection.

And our first question comes from the line of David Clarke with GSC Holdings.  Please go ahead.

David Clarke:               Hi, Steve and hi, Jim.  I just want to congratulate you on what was clearly a great year and a good quarter and am waiting with bated breath to see how you do this year.  Just a couple of quick questions.  And it really was a great year.  You—it was not an easy year for anybody in any business, and to do as well as you did is really remarkable.

Steve Komar:                Thanks David, we appreciate that.

David Clarke:               You—Steve, you say that you want to increase gross—excuse me—operating margins to 6 to 8%.  Could you tell me—I just got this thing, you know, because you printed it right after 4:00.  What was the growth margin for—I mean excuse me—the operating margin which you’re projecting to be 8—6 to 8% this year.  What was it in 2009?

Jim McCubbin:            David, this is Jim; down to 3 to 4% on the operating.  And don’t confuse the gross margin with the operating income margin.  Because it’s getting closer to almost an EBITDA number is what it is.  What we’re projecting is, again, that operating income number to more than double from what, you know, we’re projecting on a baseline business.  We’re not trying to be aggressive here.  And what—2008 versus 2009, we saw our margins grow about 3 to 4%.  You know, we would like to see that happen minimally again in 2010, and what this is also demonstrating is that’s falling predominantly straight to the bottom line.

David Clarke:               Yes.  I mean that’s where, Jim, I was going to come out, is that if you take Steve’s and your goals to increase sales—revenues by 20 to 30%, that would mean  your sales are going to fall somewhere between 51 and 56 million.  And if you then increase margins at the same time, that has—operating margins at the same time—that has a dramatic effect on your earnings and earnings per share, does it not?

Steve Komar:                Well, I would say that I’m glad that you mentioned that revenue number and not me, but it would be hard to argue with the logic of your statement.  And as to the dramatic nature of what might happen based on what we’re currently projecting, it would also be hard to argue with you that it would have anything other than a material upside effect down at the operating income and the net income line.

David Clarke:               Yes.  I mean Steve, obviously, it’s only three months into the year, and we all know that all kinds of crazy things can happen in the future.  And the future, as Yogi said, is hard to predict.  But even if you do the simple math you, you could, if you deliver the sales and the cost containments that you want to do, you would have a dramatic effect on the earnings and earnings per share.

Jim McCubbin:            David, the leverage on the model does work and, of course this is, you know, assuming the contract wins in the second quarter, assuming that, you know, that we can get the revenue recognition in place, you know our second half of the year’s always our always strongest, with our first quarter being, you know flat, usually our weakest quarter.  So but right now, we’ve identified the opportunities, we’re bidding on the opportunities; we just have to now make sure that we have enough time to turn it all into revenue.  Looking back at 2008 versus 2009, you can kind of see how the model starts leveraging, anyway.  We grew revenues $10 million, approximately, over the two years.  And with that, you know, we saw the bottom line go from a million dollar loss to a million-four gain.  That’s $2.5 million on just that, you know, $10 million dollar number.  You know extrapolating it forward with some margin growth, you clearly can see the leverage in the model working.  But again, now that’s for us to demonstrate in 2010, win the work, and push it through.  But the model does work.

David Clarke:               Well, that…

Steve Komar:                I—the only thing that I would add to that, David, would be that the bulk of our ongoing efforts and our—and the bidding processes and the new revenue that Jim is referring to are clustered in this management services area, which goes right to the heart of our business model.  So it would not be unrealistic to expect, given our success, that there would be some kind of a multiplier effect on the bottom line.

David Clarke:               That’s basically what I was getting at, and I didn’t want to put words into your mouth, but you know as I say, you’re only two months into a twelve-month year so, you know, it’s hard to predict what will happen.  But using your model, you’ve reconfirmed what my math says; is that the model works and if you can get that incremental sales, it’s got to have a dramatic effect because it does.  And you’ve reached, I would say that just my observation by looking at the numbers and being with the Company—I think I’ve been a shareholder for at least 3 or 4 years and, you know, it’s a long-term investment for me—is that it is working and you’ve reached a sort of critical mass period where this can really start flowing into earnings.  So good luck to you, and I’m proud of you.  You did a great job, and I’ll be anxious to see how this year unfolds.

Steve Komar:                Thanks for the supportive comments, Dave, and I agree.  We’re both excited and also have a bit of trepidation about this year and we really think it’s a great opportunity for us, and I think we’re going to show some really excellent results.

David Clarke:               Good.  Perfect.

Operator:                      Thank you.  Our next question comes from the line of Matthew Crews with Nobel Financial Group.  Please go ahead.

Matthew Crews:           Yes, thank you for taking my call.  Just some characterizations, if I could, just on the gross margin when you talk about 22 to 26%.  Can you describe a little bit better the mix that you would need to see to see either the 22 to the 26?  And also, I mean this a is 2010 guidance or estimate that you think you can do, and could you compare this to a more of a 3 to 5 year plan in terms of as you grow revenue or as your mix changes?

Jim McCubbin:            Well, we may be able to answer some of that.  We’re not prepared to give guidance.  We’re just starting to develop into a methodology and doing it as it is as we’ve been evolving.  This is our first year to take a stab at it, for which we can feel comfortable with it.  The mix for the 22 to 26% gross margin is fairly similar, if not a little bit weighted heavier to the mobile, wireless, and the cyber security segments growing a little bit in comparison to the consulting services.  So you’re going to see a little growth there compared to consulting services remaining flat to slightly—a slight uptick in growth, because most of our focus is on those two managed service segments.  We’re expecting, you know, that to replicate itself; so given that the mix is going to stay somewhat constant, with a slight bias to our two managed services.

Matthew Crews:           Okay, now would the 26% be more than in line with a 30% top line growth?  I’m just trying to get a sense for how that range is defined or if this is an actual just contract mix.

Jim McCubbin:            This is an actual contract mix.  As your revenues do climb, you have a slight bias towards the upper side of the margin numbers.  But right now, we’re coming into it already down at that 22% level, so it’s—we’re entering the year at the lower level.  As the revenue growth comes online, you’ll see it directly impact those margins.

Steve Komar:               Yes, I would think that—in regard to your 26 to 28% comment, I think there is a practical limitation on what the upside to that would be, given the type of service and solution that we provide and our customer base.  I mean we’re not a software publishing business, and we’re not going to see 80- plus percent margins.  But I—you know is 30 viable?  Yes.  What’s the optimum?  It might be 35%.  I don’t know that we know that today, and we shouldn’t be projecting it.  But there is a realistic cap out there, so part of our challenge is to continue to grow that revenue base, as well.

Matthew Crews:           No, I appreciate that.  I was just trying to get a sense for a longer term if the 26 was more of a cap or if you did think there was even more room to grow.

Jim McCubbin:            No, there is definitely more room and margins to grow as the two managed segments become larger and larger portions of the business, because those margins, we feel, can climb into the thirties and well into the thirties.

Matthew Crews:           Okay.

Jim McCubbin:            Where some of the other margins, you know, can be restrained within the government sector.  So looking out at the three to five year horizon, we believe the marketplace, especially if you look out to the states and cities and you look out the various other opportunities, that revenue growth can continue.  They’re very large markets segments in both cyber security, as well is in wireless mobility.  We’re at the early stages of both of those, so we tend to believe that we’re going to see a continuity of this growth for the near term and the medium term, as what you classified as a three-year horizon.

Matthew Crews:           Okay.  No, I appreciate the detail there.  A question on the pipeline.  Can I get a little better characterization of how you define your pipeline in terms of do you have a larger number than you weight it in terms of percent that you think you might win, how’s the mix between size of contract that you think you might win, just more detail there.

Jim McCubbin:            Actually, were getting ready to redefine how we do this next year, because a lot of our work is moving away from contracts, per se, and more to task orders and purchases through our GSA schedule.  And on the cyber security side, we’re also starting to see more of it on a recurring nature because it’s the contractors that are making the purchases, so you’re seeing a shift away from the traditional here’s a large IDIQ contract or here’s a large award or a large task order.  While we’re still seeing it, the Company’s mix and business profile is changing.  So the kind of support of a pipeline now is becoming a little less antiquated for us, and what’s more—what’s becoming more important to us is the recurring revenue streams from the customer base.

Matthew Crews:          Okay.  Actually, that kind of got into my next question, was I’m curious whether—I think 2009 you would have a better sense for what was—what would you consider new customers that you brought on versus expansion work or more organic, you know, growth of existing customers.  I mean do you have a sense for breaking that out at all and how that might look out for 2010?

Jim McCubbin:            Well in 2009, we added predominantly about a handful of new customers.  In 2010, we would like to see ourselves replicate that again.  But we have the opportunity to add up to two to three times that number; it’s really just about adoption.  In the wireless mobility space, we’ve been adding a customer every quarter or so.  We do have some opportunities where we could have a large influx of a number of agencies because of some work that we’re doing on the Hill.

Matthew Crews:           Okay.

Jim McCubbin:            On the cyber security side, though, it’s very different, because a lot of initiatives that are occurring within the federal government are driving a lot of contractors to have to acquire credentials for access to a lot of the pipelines.  So while they’re smaller purchases, there’s a vast number of contractors that are being driven to have to comply with getting a credential to gain access to DOD systems and other various government systems.  So that’s how that’s playing out.  The cyber security side, we’re actually looking at many new, exciting customers that we’re excited about.

Steve Komar:                Yes, that’s fair, I think, in—in terms of characterizing 2009, clearly we experienced penetration of an existing base and the wireless mobile side that was a very organic type of growth within the business, and we’re probably a little bit more focused in 2010 on expanding the customer base.  But yet when we look at it from the cyber security side, the formula’s a little bit different in the sense that a number of initiatives did start to roll out in 2009 and moving into 2010 in which there’s a pretty substantial unexploited eventual end user base.  So we expect to see in 2010 a lot more of expansion of the existing relationships on the cyber security side; very different dynamic, and kind of what makes it interesting to come to work every day.

Matthew Crews:           Okay, well I won’t take any more time.  Thank you very much for your time.

Steve Komar:                You’re welcome.  Thank you, Mark.

Operator:                      Thank you.  Ladies and gentlemen, if there are additional questions at this time, please press the star, followed by the one on your touchtone phone.   As a reminder, if you are using speaker equipment today, it will be necessary to lift the handset before making your selection.

And our next question comes from the line of Mark Gillory (phon) with First Allied.  Please go ahead.

Mark Gillory:               Hi.  I’ve got a question about the NASDAQ listing.

Jim McCubbin:             Hi, Mark.

Mark Gillory:               Hi, how you doing?  Yes, I’m wondering since it’s highly unlikely we’re going to reach the $5 initial threshold criteria, why is the company unwilling to put out a proxy to the shareholders to do a reverse split so we can get this show on the road, so to speak, NASDAQ listing-wise?

Jim McCubbin:            Well Mark, as we talked in the third quarter, we were just getting ready to have a shareholder’s meeting and we addressed at that time that we were looking into it.  There—we haven’t been resistant to it.  We said we’d actually look into it for 2010.  We just haven’t had a shareholder’s meeting or put out a proxy yet.  So—but it is something that we’re looking into and looking into the benefits of.

Mark Gillory:               What would the detriments be, because I only see benefits.

Jim McCubbin:            Right now, as I said, we’re actually looking into it as an option for our proxy.  On our last call, when you and several others had mentioned it, we said that we’re actually for 2010 going to look into it and see the plausibility of doing it, what it would take and when and how, and that it would be a topic of discussion.   So we’re not arguing or fighting against you.

Mark Gillory:               Yes.

Jim McCubbin:             We just—golly, we haven’t had a chance to do it yet because we haven’t even gotten to it.

Mark Gillory:               Okay.

Jim McCubbin:             It’s a 2010 item.

Mark Gillory:               All right.  Now as far as insider sales, there was some, you know, small insider sales from Steve.  Are you still sitting on the offer at $0.80?  How’s that working?

Steve Komar:                That was a planned action under a 10b5-1 plan that was a—well, I guess to answer your question directly, no, I’m not sitting on that $0.80 offer, nor do I have any position out there for sale.

Mark Gillory:               Oh, okay.  It was just a tiny sale, then.

Jim McCubbin:            Mark, what happened is there was some errors that occurred.  As we told you and everyone back in November, was when we exercised the warrant when we had to pay our tax bill that we were going to have to sell some shares to take advantage of that.  And I literally sold a position so that I could pay my taxes.  Steve had a 10b5-1 plan out in place, but it wasn’t a—it wasn’t put in place appropriately.  So some of it went off, and it was causing more issues and it wasn’t solving the problem, so he did pull the 10b5-1.  At some point in the near future, he will have to sell a small position so he can honor his tax obligations from that warrant exercise that occurred.

Mark Gillory:               Okay, that just made it very confusing, that’s all.  It just seemed like there was a large block of…

Jim McCubbin:             Yes, it did.  It really did.  And it just, you know, it was—the 10b5-1 plan was not put into place adequately, and it just caused problems, as you saw.

Mark Gillory:               Okay, all right.  I appreciate…

Steve Komar:                We thought the best action would be to withdraw from the field of battle, so that’s what I did.

Jim McCubbin:            There you go.

Mark Gillory:               All right.  Appreciate your time; thank you very much.

Steve Komar:                Thank you.

Operator:                       Thank you.  Our next question comes from the line of Peter Finican (phon), private investor, please go ahead.

Peter Finican:               Hello, can you hear me?

Jim McCubbin:             Yes, hi Peter.

Peter Finican:               How are you doing?

Jim McCubbin:             Just fine, and you?

Peter Finican:               Just a couple questions on how much debt do you guys have?

Jim McCubbin:            The Company presently has approximately $1.1 million against a $4 million paydown note that we have put into place two, going on three, years ago.  It gets paid down every month approximately $35,000 and we’ve just been paying it off every month.  And that’s it.  That’s the extent of our long-term or any kind of debt that we have with the bank or a note.  We also have a $5 million line of credit available to us that is untapped.

Peter Finican:               That was my next question, is that still with Cardinal?

Jim McCubbin:             That’s still with Cardinal Financial.

Peter Finican:               What are the terms of that?

Jim McCubbin:             The $5 million term—the $5 million line of credit, as I recall, is somewhere between 5 and 5.5% with no fees on just whatever balances we borrow.

Peter Finican:               Gotcha.

Jim McCubbin:             Simple interest.

Peter Finican:               My questions were answered about the stock sales, the debt I got, 6.4 million in cash, margins you spoke about.  All my list of questions you guys took care of before I could get to them.

Steve Komar:                 Oh well, that’s efficient, I guess, if nothing else.

Peter Finican:               Very good; congratulations.

Jim McCubbin:             Thanks Peter.

Steve Komar:                 Thank you.

Peter Finican:               Any clue about—I know the conversation just took place about the stock sales, but it seems that there’s a bigger seller than just sitting on the $0.80 per option exercise.  Did anybody come in to talk to you, do you know of anybody who has position who’s trying to sell it?

Jim McCubbin:             Nobody has reached out to the Company or management.  And yes, we have noticed that there has been some selling activity out there by a holder it, it looks like.  But we’re not aware of who it is.

Peter Finican:               Gotcha.

Jim McCubbin:             So we’re hoping, as we build greater investor awareness, build greater liquidity in the stock, if that is the case we can actually—the problem will solve it self.

Peter Finican:               Absolutely.  And I understand that.  It’s just—it’s frustrating because this is such a good story.  I cannot imagine…

Jim McCubbin:             It is very frustrating.

Peter Finican:               Other than the people that bought the capital researches piece down at between $0.20 and $0.30, maybe they’re taking some profit.  Other than that, I cannot see why anybody would be selling it.  But it seems that every time it lifts its head up, it gets hit.

Steve Komar:                Very frustrating.

Peter Finican:               It is very frustrating.  But hopefully reports like this and your hard work will get us a higher stock price.

Jim McCubbin:            And the awareness campaign and what we’re getting ready to do and going out and just broaden the awareness on the Company, hopefully that will raise some more buying interest and, you know, hopefully if there is a seller or somebody out there liquidating a position, it would help resolve that problem and take away any kind of roadblock.

Peter Finican:              Fantastic.  You guys have plenty of liquidity, sounds between the $5 million with Cardinal and the 6 million you have on, the amortization schedule is minimal, $35,000 a month.  Sounds like the government—it does seem under this—well not necessarily this administration—but there—is there less—I remember last fall and the year before that also, in ‘08, there were issues with funding the government.  Has that lessened?  There were all those fights with Congress and they weren’t funding them.  They would be going on and there’s some term for whether they would fund the government but it wasn’t actually signed off (inaudible).

Steve Komar:                There were some delays this year, as well, you know as we went through the year end, through the fourth quarter and into the first quarter, but those have now been pretty much resolved.  So I think we’re looking at, you know, a pretty wide open environment and it’s our challenge to maximize against that.

Peter Finican:               So it’s a better environment in the sense that what’s out there is actually—is business to be done.

Steve Komar:                Correct.

Peter Finican:               Well, fantastic.  Okay, I don’t have any other questions.  Congratulations.  I would like—I’m a fairly large shareholder.  I’d love to start seeing the stock go up, as you guys would, too, I’m sure.

Steve Komar:                Absolutely.  Thank you, we appreciate it.

Peter Finican:               All right, thanks.

Jim McCubbin:             Thanks, Peter

Peter Finican:               Bye-bye.

Operator:                       Thank you.    And Mr. Komar, I show no further questions at this time.  Please continue with any comments.

Steve Komar:                Well thank you, Alicia.  I guess just in terms of the final comment, that I just want to thank you and we appreciate your attention, the appreciation of your questions and ongoing interest in the Company, and we look forward to updating everyone after our first quarter 2010 results are released.  In the interim, please allow me to thank you for all of your continued commitment and support and please have a pleasant evening.

Operator:                       Ladies and gentlemen, this concludes the WidePoint Incorporation Fourth Quarter 2009 Earnings Conference Call.

This conference will be available for replay after 6:30 Eastern Time today through April 7th at midnight.  You may access the replay system at any time by dialing 1-800-406-7325 or 303-590-3030 and entering the access code of 4265655, followed by the pound sign.  Thank you for your participation.  You may now disconnect.